Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact: Stephen Anderson - 336-436-5274
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2012 SECOND QUARTER RESULTS

LabCorp Reports Q2 Diluted EPS of $1.56 and
Adjusted EPS Excluding Amortization of $1.77, up 7.9%

Burlington, NC, July 19, 2012 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended June 30, 2012.

Second Quarter Results
Net earnings were $153.3 million and earnings per diluted share (EPS) were $1.56 in the second quarter of 2012. Non-GAAP earnings per diluted share, excluding amortization, restructuring and other special charges recorded in the second quarter of 2012 and 2011 (Adjusted EPS Excluding Amortization) were $1.77 and $1.64, respectively.

Operating income for the quarter was $276.0 million. Non-GAAP operating income excluding restructuring and other special charges recorded in the quarter (Adjusted Operating Income) was $280.3 million.

Revenues for the quarter were $1,423.4 million, an increase of 1.4% over the second quarter of 2011.  Testing volume, measured by requisitions, was essentially flat and revenue per requisition increased 1.5%.

Operating cash flow for the quarter was $186.3 million. The balance of cash at the end of the quarter was $124.4 million, and there were $450.0 million of borrowings outstanding under the Company's $1.0 billion revolving credit facility. During the quarter, the Company repurchased $130.3 million of stock, representing 1.5 million shares. As of June 30, 2012, $331.9 million of repurchase authorization remained under the Company's previously approved share repurchase plan.

The Company recorded restructuring and other special charges of $3.4 million during the second quarter of 2012. In addition, during the quarter the Company recorded $0.9 million in acquisition fees and expenses relating to its planned acquisition of MEDTOX Scientific, Inc.; as part of the Clearstone integration, the Company recorded a $6.9 million loss on the disposal of one of its European subsidiaries; and, in conjunction with the liquidation of one of its joint ventures, the Company recorded a $2.9 million increase in equity method income.

Year To Date Results
Net earnings were $314.9 million and earnings per diluted share were $3.19 in the first half of 2012. Adjusted EPS Excluding Amortization in the first half of 2012 and 2011 were $3.51 and $3.18, respectively.

Operating income was $563.1 million in the first half of 2012. Adjusted Operating Income was $563.8 million, compared to $543.3 million in 2011.

Revenues were $2,846.7 million, an increase of 2.7% compared to the same period in 2011. Compared to the first half of 2011, testing volume, measured by requisitions, increased 1.3%, and revenue per requisition increased 1.4%.

Operating cash flow for the first six months of 2012 was $383.4 million. During the first six months of 2012, the Company repurchased $252.6 million of stock, representing 2.9 million shares.

“We delivered a solid quarter given that we continue to face a low-volume-growth environment,” said David P. King, Chairman and Chief Executive Officer. “We continued to build for the future as we received clearance to proceed with our acquisition of MEDTOX Scientific, Inc., which will broaden our expertise in esoteric toxicology testing. At the same time we achieved earnings growth through disciplined expense management, particularly in selling, general and administrative expenses.”

Outlook for 2012
The Company updated its 2012 guidance, expecting revenue growth of approximately 2.0% - 3.0%; Adjusted EPS Excluding Amortization in the range of $6.80 to $7.00, excluding the impact of any share repurchase activity after June 30, 2012; operating cash flow of approximately $950 million; and capital expenditures of approximately $155 million. The Company expects that Genzyme Genetics will be slightly accretive to 2012 earnings.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted EPS Excluding Amortization and Adjusted Operating Income. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company's operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company's financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the

Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-299-7098 (617-801-9715 for international callers). The access code is 87974742. A telephone replay of the call will be available through July 26, 2012 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 24097563. A live online broadcast of LabCorp's quarterly conference call on July 19, 2012 will be available at http://www.labcorp.com or at http://www.streetevents.com beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through August 19, 2012.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$1,423.4	$1,403.3	$2,846.7	$2,771.7
Cost of sales	843.9	815.1	1,691.1	1,615.1
Selling, general and administrative	279.5	322.7	550.7	605.5
Amortization of intangibles and other assets	20.6	21.5	42.0	43.4
Restructuring and other special charges	3.4	18.3	(0.2)	46.2

Operating income	276.0	225.7	563.1	461.5

Other income (expense)	(6.7)	(0.2)	(7.2)	(0.1)
Investment income	0.2	0.2	0.4	0.5
Interest expense	(21.3)	(21.0)	(42.8)	(45.0)
Equity method income, net	8.0	2.6	12.3	4.1
Earnings before income taxes	256.2	207.3	525.8	421.0
Provision for income taxes	102.4	80.6	210.0	163.7
Net earnings	153.8	126.7	315.8	257.3
Less net earnings attributable to noncontrolling interest	(0.5)	(3.8)	(0.9)	(7.3)
Net earnings attributable to Laboratory Corporation of America Holdings	$153.3	$122.9	$314.9	$250.0

Adjusted Operating Income
Operating Income	$276.0	$225.7	$563.1	$461.5
Restructuring and other special charges	3.4	53.9	(0.2)	81.8
Acquisition fees and expenses	0.9	—	0.9	—
Adjusted operating income	$280.3	$279.6	$563.8	$543.3

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.56	$1.20	$3.19	$2.44
Impact of restructuring and other special charges	0.08	0.32	0.06	0.48
Amortization expense	0.13	0.12	0.26	0.26
Adjusted EPS Excluding Amortization	$1.77	$1.64	$3.51	$3.18

Weighted average shares outstanding	98.0	102.8	98.6	102.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	June 30,	December 31,
	2012	2011

Cash and short term investments	$124.4	$159.3
Accounts receivable, net	735.8	699.8
Property, plant and equipment	576.2	578.3
Intangible assets and goodwill, net	4,283.0	4,302.5
Investments in joint venture partnerships	79.0	76.8
Other assets	299.9	319.9
	$6,098.3	$6,136.6

Zero-coupon subordinated notes	$134.4	$135.5
Senior notes	1,525.2	1,525.5
Credit facility	450.0	560.0
Other liabilities	1,336.7	1,391.9
Noncontrolling interest	20.2	20.2
Shareholders' equity	2,631.8	2,503.5
	$6,098.3	$6,136.6

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Six Months Ended
	June 30,	June 30,
	2012	2011

Net cash provided by operating activities	$383.4	$400.2
Net cash used for investing activities	(101.6)	(117.3)
Net cash provided by (used for) financing activities	(316.7)	(394.9)
Effect of exchange rates on cash	—	0.2
Net (decrease) increase in cash	(34.9)	(111.8)
Cash at beginning of period	159.3	230.7
Cash at end of period	$124.4	$118.9

Free Cash Flow:
Net cash provided by operating activities	$383.4	$400.2
Less: Capital expenditures	(68.3)	(75.2)
Free cash flow	$315.1	$325.0

Notes to Financial Tables

1) During the second quarter of 2012, the Company recorded $3.4 million in restructuring and other special charges. The restructuring charges include $4.5 million in severance and other personnel costs along with $0.4 million in facility-related costs primarily associated with the ongoing integration of the Clearstone Central Laboratories acquisition and costs associated with the previously announced termination of an executive vice president. These charges were partially offset by the reversal of previously established restructuring reserves of $1.5 million. The Company recorded $0.9 million in acquisition fees and expenses relating to its planned acquisition of MEDTOX Scientific, Inc, which was recorded in Selling, General and Administrative Expenses in the Company's Statement of Operations. As part of the Clearstone integration, the Company also recorded a $6.9 million loss on the disposal of one of its European subsidiaries. In addition, in conjunction with the liquidation of one of its joint ventures, the Company recorded a one-time increase of $2.9 million in equity method income. The after tax impact of these net charges decreased net earnings for the quarter ended June 30, 2012 by $7.8 million and diluted earnings per share by $0.08 ($7.8 million divided by 98.0 million shares).

During the first quarter of 2012, the Company recorded a net credit of $3.6 million in restructuring and other special charges.  The Company reversed previously established reserves of $3.8 million in unused severance and $2.4 million in unused facility-related costs.  This net credit also includes charges of $1.7 million in severance and other personnel costs along with $0.9 million in facility-related costs primarily related to ongoing integration activities for Orchid and Genzyme Genetics.

The after tax impact of the combined net charges decreased net earnings for the six months ended June 30, 2012, by $5.6 million and diluted earnings per share by $0.06 ($5.6 million divided by 98.6 million shares).

2) During the second quarter of 2011, the Company recorded restructuring and other special charges of $53.9 million. The restructuring charges include $7.5 million in net severance and other personnel costs along with $10.8 million in net facility-related costs primarily associated with the ongoing integration of the Genzyme Genetics and Westcliff acquisitions. The special charges also include $34.5 million ($49.5 million, net of previously recorded reserves of $15.0 million) relating to the settlement of the Hunter Labs litigation in California, along with $1.1 million for legal costs associated with the planned acquisition of Orchid Cellmark incurred during the quarter, both of which were recorded in Selling, General and Administrative Expenses in the Company's Statement of Operations. The after tax impact of these charges decreased net earnings for the quarter ended June 30, 2011, by $32.6 million and diluted earnings per share by $0.32 ($32.6 million divided by 102.8 million shares).

During the first quarter of 2011, the Company recorded restructuring and other special charges of $27.9 million. The charges included $4.0 million in severance and other personnel costs along with $9.8 million in facility-related costs associated with the integration of Genzyme Genetics. The charges also included a $14.8 million write-off of an investment made in a prior year.

The after tax impact of these combined charges decreased net earnings for the six months ended June 30, 2011, by $49.4 million and diluted earnings per share by $0.48 ($49.4 million divided by 102.6 million shares).

3) The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended June 30, 2012 and 2011, intangible amortization was $20.6 million and $21.5 million, respectively ($12.5 million and $13.1 million net of tax, respectively) and decreased EPS by $0.13 ($12.5 million divided by 98.0 million shares) and $0.12 ($13.0 million divided by 102.8 million shares), respectively. For the six months ended June 30, 2012 and 2011, intangible amortization was $42.0 million and $43.4 million, respectively ($25.7 million and $26.5 million net of tax, respectively) and decreased EPS by $0.26 ($25.7 million divided by 98.6 million shares) and $0.26 ($26.5 million divided by 102.6 million shares), respectively.

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